                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER 2021 NET INCOME OF $1.1 BILLION
OR $3.64 PER DILUTED SHARE AND FULL YEAR NET INCOME OF $5.4 BILLION OR $17.83 PER DILUTED SHARE

Fourth Quarter 2021 Results
	2021	2020	YOY Change
Total loans, end of period (in billions)	$93.7	$90.4	4%
Total revenue net of interest expense (in millions)	$2,936	$2,824	4%
Total net charge-off rate	1.37%	2.38%	-101 bps
Net income/(loss) (in millions)	$1,067	$799	34%
Diluted EPS	$3.64	$2.59	41%

Riverwoods, IL, January 19, 2022 - Discover Financial Services (NYSE: DFS) today reported net income of $1.1 billion or $3.64 per diluted share for the fourth quarter of 2021, as compared to a net income of $799 million or $2.59 per diluted share for the fourth quarter of 2020. For the full year 2021, net income was $5.4 billion or $17.83 per diluted share, compared to $1.1 billion or $3.60 per diluted share for the full year 2020.

“Our record results in 2021 reflect the benefits of our integrated digital banking and payments model, the strength of our value proposition, and a supportive macroeconomic backdrop," said Roger Hochschild, CEO and President of Discover "It's great to see that our investments in acquisition, brand, and technology contributed to our return to loan growth this past year, and should drive accelerated growth in 2022.”

Segment Results:

Digital Banking

Digital Banking pretax income of $1.5 billion for the quarter was $467 million higher than the prior year period reflecting a lower provision for credit losses and higher revenue net of interest expense, partially offset by higher operating expenses.

Total loans ended the quarter at $93.7 billion, up 4% year-over-year, and up 5% sequentially. Credit card loans ended the quarter at $74.4 billion, up 4% year-over-year. Personal loans decreased $241 million, or 3%, and private student loans increased $159 million, or 2%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $378 million, or 4% from the prior year period.

Net interest income for the quarter increased $106 million, or 4%, from the prior year period, driven by higher average receivables, favorable funding costs and lower interest charge-offs. Net interest margin was 10.81%, up 18 basis points versus the prior year. Card yield was 12.50%, down 15 basis points from the prior year period primarily driven by the impact of a high payment rate on revolving loan balances and a higher mix of receivables at a promotional rate, partially offset by decreased interest charge-offs. Interest expense as a percent of total loans decreased 58 basis points from the prior year period, primarily driven by proactive management of deposit costs, a favorable shift in the funding mix, lower market rates and the maturity of high coupon consumer CDs.

Non-interest income increased $129 million, or 35%, from the prior year period, mainly driven by higher discount/interchange revenue and loan fee income partially offset by higher rewards cost, which reflected elevated sales volumes.

The total net charge-off rate of 1.37% was 101 basis points lower versus the prior year period reflecting strong credit performance across the portfolio. The credit card net charge-off rate was 1.50%, down 113 basis points from the prior year period and down 15 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 1.66%, down 41 basis points year-over year and up 18 basis points from the prior quarter. The student loan net charge-off rate was 0.80%, up 9 basis points from the prior year and up 12 basis points from the prior quarter. Personal loans net charge-off rate of 1.21% was down 158 basis points from the prior year and up 10 basis point from the prior quarter.

Provision for credit losses of $263 million decreased $268 million from the prior year period driven by lower net charge-offs and a reserve release in the quarter. The fourth quarter of 2021 included a $39 million reserve release, compared to no change in reserves in the fourth quarter of 2020. Net charge-offs of $313 million were $218 million lower than the prior year period.

Total operating expenses were up $36 million year-over year, or 3%. The prior year quarter included $137 million of one-time expense items; excluding these, the increase primarily reflects higher marketing expense and increased professional fees.

For the full year, Digital Banking pretax income of $6.5 billion was $5.3 billion higher year-over-year primarily reflecting a $4.9 billion decrease in provision expense as the current year included $1.4 billion of reserve releases compared to $2.4 billion of reserve builds in 2020. Additionally, net charge-offs were $1.1 billion lower than the prior year. Revenue net of interest expense increased $609 million from the prior year. This was partially offset by higher operating expense.

Payment Services

Payment Services had a pretax loss of $97 million, down $121 million year-over-year. Lower revenue was driven by a $139 million unrealized loss on equity investments. This was partially offset by higher PULSE and Network Partners revenue.

Payment Services volume was $83.4 billion, up 19% year-over-year. PULSE dollar volume was up 18% year-over-year with growth across all debit products driven by increased spend related to the economic recovery. Diners Club volume was up 17% year-over-year reflecting a rebound from the impacts of the pandemic. Network Partners volume increased 29% from the prior year primarily reflecting higher AribaPay volume.

For the full year, Payment Services pretax income of $533 million was $361 million higher than the prior year reflecting an unrealized gain on equity investments and higher revenue in PULSE and Network Partners, partially offset by higher operating expenses.

Share Repurchase

During the fourth quarter of 2021, the company repurchased approximately 6.5 million shares of common stock for $773 million. Shares of common stock outstanding declined by 2.2% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, January 20, 2022, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:
Investors:                Media:
Eric Wasserstrom, 224-405-5923        Jon Drummond, 224-405-1888
ericwasserstrom@discover.com        jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 ("COVID-19") pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets, changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2020, "Risk Factors" and “Management's Discussion & Analysis of Financial
Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, June 30, 2021 and March 31, 2021 which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.